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                                                                    Exhibit 23.2

Houlihan Lokey Howard & Zukin Financial Advisors (Letterhead)

March 27, 2003

Mr. John D. Bailey
Senior Vice President and
Chief Accounting Officer
ClubCorp, Inc.

3030 LBJ Freeway, Suite 500
Dallas, TX  75234-7703

Dear Mr. Bailey:

We hereby consent to the references to our firm that appear in the Form 10-K for ClubCorp, Inc. for the fiscal year ended December 31, 2002, relating to our independent opinion on the fair market value of the Company's common stock, and to the incorporation by reference in the registration statement (Nos. 33-96568, 33-89818, 333-08041, 333-57107, and 333-52612) on Form S-8 of ClubCorp, Inc.

Sincerely,

/s/William Epstein
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William Epstein
Director

WE:slc